Exhibit 99.1

Mudrick Capital Acquisition Corporation II Announces Pricing of Upsized $275,000,000 Initial Public Offering

New York, NY, December 7, 2020 (GLOBE NEWSWIRE) – Mudrick Capital Acquisition Corporation II (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, announced today that it priced its initial public offering of 27,500,000 units at $10.00 per unit. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on post-restructured and distressed companies.  The Company is led by Chief Executive Officer and Chairman of the Board of Directors, Jason Mudrick, Chief Financial Officer, Glenn Springer, Vice President, Victor Danh and Vice President, David Kirsch.

The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, December 8, 2020, under the ticker symbol “MUDSU”. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “MUDS” and “MUDSW”, respectively.

The offering is expected to close on December 10, 2020, subject to customary closing conditions.

Jefferies LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by e-mail at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on December 7, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, search for an initial business combination and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jason Mudrick
Chief Executive Officer
Mudrick Capital Acquisition Corporation II
(646) 747-9500
jmudrick@mudrickcapital.com